CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

FORM OF DISTRIBUTION SUB-AGREEMENT

BLACKROCK VARIABLE SERIES FUNDS, INC. (the “Company”), on behalf of each of its series as may be amended from time to time (the “Portfolios”), and JEFFERSON NATIONAL LIFE INSURANCE COMPANY (the “Insurance Company”) mutually agree to the arrangements set forth in this Agreement (the “Agreement”) dated as of November 1, 2011.

WHEREAS, the Company is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Insurance Company issues variable life insurance policies and/or variable annuity contracts (the “Contracts”); and

WHEREAS, amounts invested in the Contracts by Contract holders are deposited in separate accounts of the Insurance Company which in turn purchase Class II and or Class III Shares of one or more of the Portfolios, each of which is an investment option offered by the Contracts; and

WHEREAS, the Insurance Company will provide certain services to the Contract holders; and

WHEREAS, the Insurance Company desires to be compensated for providing such services to the Contract holders.

NOW, THEREFORE, the parties agree as follows:

1. Services. The Insurance Company shall provide the services listed below in respect of the Class II and/or Class III Shares of the Portfolios held by the Insurance Company’s separate accounts. Such services include, but are not limited to, the following:

(a) printing and mailing of Company prospectuses, statements of additional information, any supplements thereto and shareholder reports for existing and/or prospective Contract holders;

(b) services relating to the development, preparation, printing and mailing of Company advertisements, sales literature and other promotional materials describing and/or relating to the Portfolios and including materials intended for use within the Insurance Company, or for financial professional only use or retail use;

(c) holding seminars and sales meetings designed to promote the distribution of the Class II and/or Class III Shares of the Portfolios;

(d) obtaining information and providing explanations to Contract holders regarding the investment objectives and policies and other information about the Company and the Portfolios, including the performance of the Portfolios;

(e) training sales personnel regarding the Company and the Portfolios;

(f) compensating sales personnel in connection with the allocation of cash values and premiums of the Contract holders to the Company;

(g) providing personal services and/or maintenance of the accounts of Contract holders with respect to Class II and/or Class III Shares of the Portfolios attributable to such accounts;

(h) financing any other activity that the Company’s Board of Directors determines is primarily intended to result in the sale of the Class II and/or Class III Shares.

2. Distribution Fee Payments. The Company agrees to pay, with respect to each Portfolio, to the Insurance Company at the end of each month an amount equal to [**] of the average daily net asset value of the Class II Shares or [**] of the average daily net asset value of the Class III Shares of such Portfolio held by the Insurance Company separate accounts during that month.

The Insurance Company shall provide BlackRock Investments, LLC (the “Distributor”) such information as reasonably requested by the Distributor to enable the Distributor to comply with the reporting requirements of Rule 12b-1 under the Investment Company Act (“Rule 12b-1”) regarding the disbursement of the distribution fee during such period.

3. Termination. This Agreement may be terminated at any time with respect to a Portfolio, without the payment of any penalty, by vote of a majority of the members of the Board of Directors of the Company who are not “interested persons” of the Company, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of the Company, the Plan or in any agreement related to the Plan or a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Portfolio on not more that 60 days’ written notice to the Insurance Company.

4. Amendment. This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

5. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered.

To the Company BlackRock Variable Series Funds, Inc. Attention: Lisa Hill 55 East 52nd Street New York, NY 10055	BlackRock, Inc. Attn: Robert Connolly General Counsel 40 East 52nd Street New York, NY 10022

To the Insurance Company:

Jefferson National Life Insurance Company

9920 Corporate Campus Drive

Louisville, KY 40223

Attn: General Counsel

6. Miscellaneous.

(a) Assignment. This Agreement shall automatically terminate in the event of its assignment (as defined in the Investment Company Act) or in the event of the termination of the Plan or any amendment to the Plan that requires such termination.

(b) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

(c) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(d) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without reference to the conflict of law principles thereof.

(e) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted

BlackRock Variable Series Funds

BlackRock Balanced Capital V.I. Fund

BlackRock Basic Value V.I. Fund

BlackRock Capital Appreciation V.I. Fund

BlackRock Equity Dividend V.I. Fund

BlackRock Global Allocation V.I. Fund

BlackRock Global Opportunities V.I. Fund

BlackRock High Yield V.I. Fund

BlackRock International V.I. Fund

BtackRock Large Cap Core V.I. Fund

BlackRock Large Cap Growth V.I. Fund

BtackRock Large Cap Value V.I. Fund

BlackRock Money Market V.I. Fund

BlackRock SEtP 500 Index V.I. Fund

BlackRock Total Return V.I. Fund

BlackRock U.S. Government Bond V.I. Fund

BlackRock Value Opportunities V.I. Fund

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

BLACKROCK VARIABLE SERIES FUNDS, INC.

By:	/s/ Brendan [illegible]

Name:	Brendan [illegible]
Title:	Vice President

JEFFERSON NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Craig Hawley

Name:	Craig Hawley
Title:	General Counsel & Secretary

First Amendment to Form of Distribution Sub-Agreement

This First Amendment (the “Amendment”), executed as of March 20, 2015 and effective as of May 1, 2015 (the “Effective Date”), is entered into by and between BlackRock Variable Series Funds, Inc. (the “Company”), on behalf of each of its series as may be amended from time to time (the “Portfolios”), and Jefferson National Life Insurance Company (the “Insurance Company”) (collectively, the “Parties”).

WHEREAS, the Parties entered into the Form of Distribution Sub-Agreement, dated as of November 1, 2011 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to update the list of Portfolios covered by the Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the Parties agree as follows:

1. The list of Portfolios which appears at the end of the Agreement is deleted in its entirety and replaced as follows:

BlackRock Basic Value V.I. Fund

BlackRock Capital Appreciation V.I. Fund

BlackRock Equity Dividend V.I. Fund

BlackRock Global Allocation V.I. Fund

BlackRock Global Opportunities V.I. Fund

BlackRock Large Cap Core V.I. Fund

BlackRock Large Cap Growth V.I. Fund

BlackRock Large Cap Value V.I. Fund

BlackRock Value Opportunities V.I. Fund

BlackRock High Yield V.I. Fund

BlackRock Total Return V.I. Fund

BlackRock U.S. Government Bond V.I. Fund

BlackRock sap 500 Index V.I. Fund

BlackRock iShares Alternative Strategies V.I. Fund

BlackRock iShares Dynamic Allocation V.I. Fund

BlackRock iShares Dynamic Fixed Income V.I. Fund

BlackRock iShares Equity Appreciation V.I. Fund

2. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

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3. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the Effective Date.

BlackRock Variable Series Funds, Inc.		Jefferson National Life Insurance Company

By:	/s/ Brendan Kyne	By:	/s/ Craig Hawley
Print Name: Brendan Kyne		Print Name: Craig Hawley
Title: Vice President		Title: General Counsel & Secretary